Exhibit 10.29

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 30th day of November, 2007, by and between St. Jude Medical, Inc., a Minnesota corporation with offices at One Lillehei Plaza, St. Paul, Minnesota 55117 (“SJM”) and Michael J. Coyle, whose address is 100 Stagecoach Road, Bell Canyon, CA  91307 (“Consultant”).

The parties, intending to be legally bound, agree as follows:

1.	Definitions. For the purpose of this Agreement, the following terms, whether singular or plural, shall have the following meanings:

1.1

Confidential Information. The term “Confidential Information” shall mean information disclosed by SJM to Consultant not generally known to the public, including, but not limited to, information of a technical nature; matters of a business nature such as information about costs, margins, pricing policies, markets, sales, supplies and customers; product, marketing or strategic plans; financial information; personnel records and other information of a similar nature; provided, however, that Confidential Information shall not include any information which (i) is or becomes public knowledge without breach of Consultant’s obligations to SJM; (ii) is rightfully acquired by Consultant from a third party without restriction on disclosure or use; or (iii) is publicly disclosed or used following Consultant’s receipt of written consent for such disclosure or use by an officer of SJM. Consultant shall have the burden of proof respecting any of the events on which Consultant relies as relieving it of any restrictions.

1.2

Effective Date. The term “Effective Date” shall mean January 1, 2008 or, if Consultant’s employment with the Company is terminated prior to December 28, 2007, the first business day following termination of Consultant’s employment with Company.

1.3

Services. The term “Services” shall mean general advice, input and assistance as reasonably requested by the Company and/or its representatives on matters relating to SJM’s business, including ongoing litigation. In this regard, Consultant shall make himself available, to provide advice, review and analyze documentation and other material, and answer questions that may arise, as reasonably requested by the Company and/or its legal counsel.

1.4	St. Jude Medical. The term “St. Jude Medical” shall mean St. Jude Medical, Inc. and all of its existing and future parent, subsidiary or affiliated corporation, and any divisions of any of them.

2.	Services and Contact. Consultant shall perform the Services under the direction of the President of the Cardiac Rhythm Management Division of the Company or his designee(s).

3.	Compensation.

3.1	SJM agrees to pay Consultant, in consideration of the Services performed by Consultant as described in this Agreement, a retainer of Four Thousand Dollars ($4,000) per month.

3.2	SJM shall reimburse Consultant for reasonable travel expenses incurred in connection with the Services, if pre-authorized by SJM in writing.

3.3

In any month in which Consultant has a claim for reimbursable expenses or additional compensation which was agreed upon in advance in writing is due, Consultant shall submit to SJM a monthly invoice within a reasonable time following the end of the relevant month. All expenses in excess of Twenty Five Dollars ($25.00) must be documented by a receipt.

4.	Disclosure of Information.

4.1

Consultant warrants that no trade secrets or other confidential information of any person, firm, corporation or government agency will be wrongfully disclosed by Consultant to SJM in connection with the Services. Consultant also warrants that none of the provisions of this Agreement, or the Services to be performed by Consultant, contravenes or is in conflict with any agreement of Consultant with, or obligation to, any other person, firm, corporation or government agency.

4.2

In the course of performing the Services for SJM hereunder, Consultant may become the recipient of Confidential Information. Consultant shall receive and hold all Confidential Information acquired from SJM in strict confidence and will use and/or disclose such Confidential Information only as necessary to perform the Services hereunder. The confidentiality obligations provided in this Section 4 are in addition to those described in Consultant’s Non-Disclosure and Non-Competition Agreement with the Company dated as of March 18, 1994.

4.3	Consultant shall not, without the prior written consent of SJM, use SJM’s name in any publicity, advertisement or news release.

4.4

Consultant acknowledges that money damages would not be a sufficient remedy for any breach of this Section 4 and that SJM shall be entitled to equitable relief (including, but not limited to, an injunction or specific performance) in the event of any breach of the provisions of this Section 4.

4.5

The furnishing of Confidential Information shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue by SJM to Consultant under any of SJM’s patents or other intellectual property rights.

4.6

Upon SJM’s request or upon expiration or termination of this Agreement, Consultant shall immediately return all written, graphic and other tangible forms of the Confidential Information (and all copies) in Consultant’s possession.

4.7

The obligations of Consultant regarding disclosure and use of Confidential Information shall survive termination of this Agreement and shall continue until the effective date of any of the events set forth in Section 1.1 subparagraphs (i) through (iii).

5.

Inventions. All ideas, inventions, improvements, developments, techniques, methods, formulations, products, trade secrets and applications, whether patentable or not (“Inventions”), made or conceived solely by Consultant or jointly with SJM in connection with, or as a result of, the Services performed hereunder, shall be and remain SJM’s sole and exclusive property. Consultant shall promptly submit to SJM a written disclosure of such Inventions. Consultant assigns the entire right, title and interest in all such Inventions to SJM and will at any time, at the request and expense of SJM, render all reasonable assistance, execute all papers and take such other actions as SJM may consider necessary to vest, perfect, defend, maintain and/or secure SJM’s rights in such Inventions. No additional compensation is or will be due for such Inventions or the assignment to SJM.

6.	Publications. Consultant shall not publish any data, findings or results related to the Services without SJM’s prior written consent.

7.

Non-Compete. During the term of this Agreement, Consultant will not compete, directly or indirectly, with SJM in the field of Cardiac Rhythm Management. In addition, until July 1, 2008, Consultant will not compete, directly or indirectly with SJM in the fields of Neuromodulation or Atrial Fibrillation. For these purposes: (i) “compete” shall mean engaging in the design, development, manufacture or sale, or managing people or businesses engaged in those activities, with respect to products in design or development, or manufactured or sold by the Company in its Cardiac Rhythm Management, Atrial Fibrillation and Neuromodulation divisions as of July 1, 2007 and shall include Consultant’s activities as a member of a partnership, as an officer, director, employee, agent, associate or consultant of any person, partnership, corporation or other entity; (ii) “Neuromodulation” division products shall mean products used in neuromodulation for pain management; and (iii) Atrial Fibrillation” division products shall mean Electrophysiology devices and equipment for mapping, navigation and cardiac ablation.

This Non-Competition Agreement will supersede all previously existing agreements between SJM and Consultant relative to non-competition, including but not limited to, Section IV of the Non-Disclosure and Non-Competition Agreement between the parties dated March18, 1994.

8.	Term and Termination.

8.1	The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year.

8.2	This Agreement may be terminated by SJM in the event of the death or disability of Consultant.

8.3

This Agreement may be terminated by SJM at any time, for any reason, by giving written notice to Consultant of SJM’s intention to terminate at least thirty (30) days prior to the effective date of the termination.

8.4

The termination of this Agreement shall discharge any further obligations of either party with respect to this Agreement; provided, however, that Consultant’s obligations under Sections 4, 5 and 6 hereof and SJM’s obligation under Section 3 (with respect to payment for Services rendered prior to the effective date of the termination) shall remain in effect.

9.	Miscellaneous.

9.1

Notices. Any notice, request or demand required or desired to be given hereunder shall be in writing and shall be considered effective when delivered in person, upon mailing by certified mail, return receipt requested, postage prepaid, or by delivery via Federal Express or similarly recognized overnight courier with all charges prepaid, addressed as follows:

If to SJM:	St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 Attn: General Counsel

If to Consultant:	Michael J. Coyle
100 Stagecoach Road Bell Canyon, CA 91307

Either party may change its address by giving the other party written notice of its new address.

9.2	Compliance. In the performance of the Services, Consultant shall comply with all applicable laws, orders and regulations.

9.3

Performance. Consultant represents that Consultant is free to enter into this Agreement and that Consultant has no knowledge of any fact(s) which would prevent Consultant from performing the Services in accordance with the terms of this Agreement.

9.4	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota without regard to such state’s principles of conflicts of law.

9.5

Assignment. Consultant acknowledges that the Services to be provided by Consultant are unique and personal. As a result, Consultant may not assign any of Consultant’s rights, or delegate any of Consultant’s duties or obligations, or engage any other person to assist Consultant in the performance of the Services, without the prior written approval of SJM.

9.6	[Reserved]

9.7

Independent Contractor Status. Consultant is an independent contractor and not an employee of SJM. Consultant’s compensation is limited to the amounts set forth in this Agreement. SJM shall not be responsible for withholding taxes from any payments to Consultant. Consultant shall have no authority to bind SJM.

9.8

Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be void or of no effect, the provisions of this Agreement shall be deemed amended to modify or delete, as necessary, the offending provision and this Agreement, as so amended or modified, shall not be rendered unenforceable but shall remain in force to the fullest extent possible in keeping with the intention of the parties.

9.9

No Waiver. Failure of any party at any time to require performance of any provision of this Agreement shall not constitute a waiver of such party’s right to require full performance thereafter and a waiver by any party of a breach of any provision of this Agreement shall not be taken as or held to be a waiver of any further or similar breach or as nullifying the effectiveness of such provision.

9.10	Stock Options. All SJM options continue to be governed by the terms of the plans and the option grants.

9.11

Modification. Any modification, statement, promise or representation made to or about this Agreement by any party or any employee, officer or agent of any party must be in writing and signed by an authorized representative of both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ST. JUDE MEDICAL, INC.

By: /s/ Pamela S. Krop

Name:  Pamela S. Krop

Its: Vice President and General Counsel

CONSULTANT:

/s/ Michael J. Coyle

Michael J. Coyle